Exhibit 99.1

For Immediate Release:

Contact for The Lightstone Group:

Diana Kashan 212 981 5161 / diana_kashan@dkcnews.com

Mike Paluszek 212 981 5190 / michael_paluszek@dkcnews.com

LANDS’ END LANDS AT 1407 BROADWAY

New lease signed as building undergoes renovation and repositioning

New York, NY, (February 10, 2014) – Lands’ End, the classic American lifestyle brand, has signed a lease in 1407 Broadway, one of the premier buildings in what was previously the garment hub of New York City.

The 1.1 million-square-foot building, owned by The Lightstone Group in partnership with Lightstone Value Plus REIT, Inc. (LVPR), is undergoing extensive renovations and repositioning, dramatized by an eye-catching construction bridge installed last month. Designed by Lightstone’s brand partner CO OP, the bridge is adorned with a monumental graphic, more than 20 feet high, which features a unique collection of illustrated eyes and the tagline "LOOKING DIFFERENTLY."

Lands’ End signed a 10-year lease for 13,729 square feet, taking the building’s entire 27th floor. The brand, which prides itself on quality, service and value, will relocate from smaller offices at 530 Seventh Avenue into a space with a full-floor presence, well-suited to accommodating design and merchandising functions.

“The excellent central location as well as the tower floor’s wonderful light and window line were certainly a huge draw,” said Amanda Bokman, senior vice president of CBRE. Bokman represents Lightstone along with colleagues Peter Turchin, Gregg Rothkin, Ben Fastenberg, Ross Zimbalist and Lee Cross. Francine Oro of Coldwell Banker Commercial Hunter Realty represented Lands’ End in the transaction.

“It makes sense that an iconic brand like Lands’ End would move into 1407 Broadway, which is one of the leading properties in this corridor,” said Mitchell Hochberg, President of The Lightstone Group. “They are also moving in at a time when we are embarking on renovations, which will also make the building highly attractive to the tech, media and creative businesses that are looking for space in this part of Manhattan.”

The Lightstone Group and LVPR will be redesigning and upgrading the building to reposition it towards the technology, media and creative industries, which are currently experiencing explosive growth and moving north of Chelsea and the Flatiron markets. The facelift includes new retail fronts, lobby, and a canopied entry way to enhance the building’s presence along Broadway.

Located between 38th and 39th streets, 1407 Broadway sits at the epicenter of an area that is undergoing a rebirth, with the creation of the Broadway Pedestrian Zone, the continued unfolding of the “new” Times Square and the revitalization of Bryant Park. With Midtown South’s average asking rent now at a record high, 1407 Broadway is poised to draw tenants seeking large floor plates, exceptional infrastructure and a loft environment—of special appeal to the creative and tech industries. In addition, its new, 21st century face on the street—added to its convenient location and access to major transportation hubs—positions 1407 Broadway to attract even more world-class fashion retailers, as well as tenants across industries. The 13,000-square-foot floor plates of The Tower (floors 23 – 42) and base floors ranging in size from 40,000 to 50,000 square feet will meet the unique needs of contemporary office tenants.

About The Lightstone Group

The Lightstone Group, founded in 1988, is a privately held real estate company with one of the most diversified real estate portfolios in the United States. Today, Lightstone’s portfolio consists of more than 11,000 multifamily units, 8.1 million square feet of office, hotel, retail and industrial assets, and 12,000 fully-improved residential lots throughout the United States. Lightstone and its affiliates have been one of the largest developers of outlet shopping centers in the United States over the last 10 years. The company has owned, managed and developed 25 outlet centers totaling more than 8 million square feet. Lightstone is one of the most active residential developers in New York City with more than 1,600 rental units currently under development in Manhattan, Brooklyn and Queens.

For more information, visit www.lightstonegroup.com.

About LVPR

LVPR is a public, non-traded REIT sponsored by The Lightstone Group that offers shareholders an opportunity to invest in a diversified portfolio of real estate. LVPR is currently closed to new investors.

For more information, visit www.lightstonecapitalmarkets.com.

Forward-Looking Statements

All statements contained in this press release, other than statements of historical fact, are forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions or variations thereof. These statements are based on LVPR’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on any forward-looking statements.

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